Exhibit 99(a)(4)

Waste Industries USA, Inc. Completes Going Private Transaction

Raleigh, N.C., May 9, 2008 – Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, announced today that it has completed the previously announced going private transaction effective May 9, 2008. The transaction received shareholder approval at a special meeting of the shareholders held on May 8. The investor group behind the transaction is led by Lonnie C. Poole, Jr., the Company’s founder and Chairman, and Jim W. Perry, the Company’s President and Chief Executive Officer, and includes financial partners Macquarie Infrastructure Partners and Goldman Sachs.

Under the terms of the approved merger agreement, Waste Industries shareholders will receive $38.00 per share in cash. Waste Industries shares were de-listed from the Nasdaq stock exchange at the opening of trading today, May 9, and have ceased to trade as a listed company.

About Waste Industries USA, Inc.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Mississippi.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the effect of the transaction on the Company’s operating results and business generally, the risk that the transaction disrupts current plans and operations, downturns in the Company’s business, and the impact of the substantial indebtedness incurred to accomplish the transaction. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in the Company’s Form 10-K for the year ended December 31, 2007 and subsequently filed Forms 8-K also provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.

Company Contact

Carol Dalton, Investor Relations

(919) 325-3000